Exhibit 99.1

Press Release
www.shire.com

Shire delivers double digit product sales growth and 23% increase in
Non GAAP earnings per ADS
- Shire expects similar Non GAAP earnings per ADS growth in 2014 -

February 13, 2014 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the year to December 31, 2013.

Financial Highlights	Full Year 2013(1)

Product sales	$4,757 million	+12%
Total revenues	$4,934 million	+9%

Non GAAP operating income	$1,860 million	+23%
US GAAP operating income	$1,734 million	+66%

Non GAAP diluted earnings per ADS	$7.66	+23%
US GAAP diluted earnings per ADS	$3.53	-10%

Non GAAP cash generation	$1,781 million	+9%
Non GAAP free cash flow	$1,306 million	+4%
US GAAP net cash provided by operating activities	$1,463 million	+6%

(1) Results and percentages compare to the full financial year 2012. The reported results for all periods presented in this release have been restated to exclude the DERMAGRAFT® business from continuing operations.

Product sales for the full year 2013 including DERMAGRAFT would have been up 10% and Non GAAP diluted earnings per American Depository Share (“ADS”) would have been up 21%.

The Non GAAP financial measures reported in this release are explained on page 27, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 22 - 26, which includes a reconciliation of the Reported results to Memo performance which includes DERMAGRAFT.

Flemming Ornskov, M.D., Chief Executive Officer, commented:

“Shire has delivered excellent financial results in 2013 and now has the foundations in place for further future growth. Our sharpened strategic focus and strong operational discipline have enabled us to deliver double digit product sales growth and Non GAAP earnings per ADS growth in excess of 20%. We’ve generated strong cash flows during the year, which have helped us to strengthen our balance sheet.

We’ve simplified and unified our structure to One Shire, enabling better team working, faster decision-making and tighter cost management to drive improved margins.

Our business development focus has brought us strategically aligned assets mainly in Rare Diseases; we’re particularly excited to have closed the acquisition of ViroPharma and to be progressing well with the integration of this business, which will drive further growth in our Rare Diseases business.

We’ve prioritized our investments, including executing the recent divestment of DERMAGRAFT, and have a promising pipeline of innovative products. We expect further news flow from our pipeline in 2014 from mid and late stage clinical studies.

We’ve achieved strong Non GAAP earnings per ADS growth in 2013 and today announce that we expect to deliver a similar level of Non GAAP earnings per ADS growth in 2014”.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

DISCONTINUED OPERATIONS

On January 17, 2014 Shire announced that it had sold its DERMAGRAFT business, comprising the key operating assets relating to the development, manufacture and sale of the DERMAGRAFT product, to Organogenesis Inc. (“Organogenesis”) (refer to page 6 for more details). Shire has therefore reclassified the DERMAGRAFT business as “discontinued operations” for the years ended December 31, 2013 and 2012. The reported results for all the periods presented in this release have been recast to exclude the impact of the DERMAGRAFT business from continuing operations. This press release also includes Non GAAP Memo financial information on pages 22 - 26, which include DERMAGRAFT operations and are intended to help readers reconcile 2013 performance back to previously provided guidance.

Including the DERMAGRAFT business, product sales for the full year 2013 would have been up 10% and Non GAAP diluted earnings per ADS would have been up 21%.

FINANCIAL SUMMARY

Full Year 2013 Unaudited Results from Continuing Operations

	Full Year 2013			Full Year 2012
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Product sales	4,757	-	4,757	4,253	-	4,253
Total revenues	4,934	-	4,934	4,527	-	4,527
Operating income	1,734	126	1,860	1,045	464	1,509

Diluted earnings per ADS	$7.36	$0.30	$7.66	$4.23	$1.98	$6.21

•	Product sales from continuing operations in 2013 were up 12% to $4,757 million (2012: $4,253 million).

The strong growth in product sales from continuing operations was driven by VYVANSE® (up 19% to $1,228 million), LIALDA®/MEZAVANT® (up 32% to $529 million), VPRIV® (up 12% to $343 million), INTUNIV® (up 16% to $335 million) and FIRAZYR® (up 102% to $235 million).

•
Total revenues from continuing operations were up 9% to $4,934 million (2012: $4,527 million) as the growth in product sales was partially offset, as expected, by lower royalties and other revenues (down 36%).

•	On a Non GAAP basis (from continuing operations):
Operating income was up 23% to $1,860 million (2012: $1,509 million), as total operating costs increased at a significantly lower rate (up 2%) than total revenues (up 9%) demonstrating our focus on delivering efficient growth. Research and Development expenditure (“R&D”) was up 6% particularly due to investment in new uses for LDX(1) (the active ingredient in VYVANSE), SHP602 and Lifitegrast. The effect of higher R&D was moderated by a decrease in Selling, General and Administrative expenditure (“SG&A”) (down 6%).

On a US GAAP basis (from continuing operations):
Operating income in 2013 was up 66% to $1,734 million (2012: $1,045 million), a higher rate of increase than on a Non GAAP basis, primarily due to a net credit of $159 million relating to the change in the fair values of contingent consideration liabilities, in particular relating to the acquisition of SARcode Bioscience Inc. (“SARcode”) following the release of top-line Opus-2 data. R&D decreased by 2%. SG&A decreased by 15%.

•	Non GAAP diluted earnings per ADS from continuing operations increased 23% to $7.66 (2012: $6.21) primarily due to the higher Non GAAP operating income.

On a US GAAP basis diluted earnings per ADS from continuing operations increased 74% to $7.36 (2012: $4.23) primarily due to the higher US GAAP operating income from continuing operations and a lower effective US GAAP tax rate of 16% (2012: 20%).

(1)
Lisdexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US & Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of Attention Deficit  Hyperactivity Disorder (“ADHD”).

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•
Cash generation, a Non GAAP measure, was 9% higher at $1,781 million (2012: $1,637 million) as higher cash receipts from product sales more than offset payments made in relation to the One Shire reorganization (approximately $42 million) and costs incurred on the closure of Shire’s facility at Turnhout in Belgium (approximately $24 million). The growth in cash generation was also held back compared to the growth in Non GAAP operating income due to a payment to Impax Laboratories Inc. (“Impax”) of $48 million which was accrued in 2012 but not paid until 2013 and higher cash outflows from discontinued operations in 2013.

Free cash flow, also a Non GAAP measure, increased by 4% to $1,306 million (2012: $1,256 million) due to the higher cash generation, partially offset by higher cash tax payments in 2013.

On a US GAAP basis, net cash provided by operating activities was up 6% to $1,463 million (2012: $1,383 million).

•
Net cash (also a Non GAAP measure) at December 31, 2013 was $2,231 million (December 31, 2012: $373 million) reflecting our strong cash generation and the impact of conversion and redemption of our $1.1 billion convertible bond.

On a US GAAP basis, cash and cash equivalents were $2,239 million at December 31, 2013 (December 31, 2012: $1,482 million).

•	After paying for the ViroPharma acquisition Shire’s Non GAAP net debt will be approximately $1.5 billion.

OUTLOOK

After a strong performance in 2013, and the completion of the ViroPharma acquisition, we are well positioned in 2014 to deliver further growth.

We now expect Non GAAP earnings per ADS in 2014 to grow at a similar level to 2013 (2013: up 23%). This growth in 2014 benefits from ViroPharma’s earnings, with estimated accretion of approximately 7% for the eleven months post closing.

We anticipate mid-to-high teens product sales growth in 2014, including ViroPharma’s product sales.

Royalties and other revenues are expected to be 10-15% lower than 2013.

Our Non GAAP gross margin is expected to be approximately 1 percentage point lower than in 2013, due to slight dilution from ViroPharma.

In 2014 we will continue to see the benefits from the reset of our cost base, and we expect underlying (excluding ViroPharma) combined Non GAAP R&D and SG&A to be slightly lower than 2013. After including ViroPharma’s operating costs, we anticipate combined Non GAAP R&D and SG&A to grow by 6-8% compared to 2013.

We expect net interest expense to be at a similar level to 2013.

Our core effective tax rate on Non GAAP income is expected to remain in the range of 18-20%.

Taken together, we expect to deliver a similar level of Non GAAP earnings per ADS growth in 2014 as 2013 (2013: up 23%).

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FINANCIAL SUMMARY
Fourth Quarter 2013 Unaudited Results from Continuing Operations

Financial Highlights	Q4 2013(1)

Product sales	$1,280 million	+19%
Total revenues	$1,326 million	+12%

Non GAAP operating income	$510 million	+29%
US GAAP operating income	$598 million	+389%

Non GAAP diluted earnings per ADS	$2.26	+36%
US GAAP diluted earnings per ADS - from continuing operations	$2.80	+666%

Non GAAP cash generation	$668 million	+48%
Non GAAP free cash flow	$564 million	+80%
US GAAP net cash provided by operating activities	$610 million	+64%

(1) Results and percentages compare to equivalent 2012 period.

Product sales for Q4 2013 including DERMAGRAFT would have been up 19% and Non GAAP diluted earnings per ADS would have been up 40%.

•	Product sales from continuing operations grew strongly in Q4 2013 (up 19% to $1,280 million).

Growth in product sales from continuing operations was driven by VYVANSE (up 29% to $330 million), LIALDA/MEZAVANT (up 34% to $149 million), VPRIV (up 17% to $91 million) and FIRAZYR (up 134% to $81 million).

•	Total revenues from continuing operations were up 12% to $1,326 million (Q4 2012: $1,182 million) as the growth in product sales was partially offset by lower royalties and other revenues (down 56%).

•	On a Non GAAP basis (from continuing operations):
Operating income was up 29% to $510 million (Q4 2012: $396 million), as total operating costs in Q4 2013  increased at a lower rate (up 4%) than total revenues (up 12%) demonstrating our focus on delivering efficient growth. R&D decreased 4% and SG&A increased 1%. SG&A was up 14% compared to Q3 2013 as we invested behind the continued growth of our products.

On a US GAAP basis (from continuing operations):
Operating income was up 389% to $598 million (Q4 2012: $122 million), a higher rate of increase than on a Non GAAP basis as Q4 2012 included impairment charges not repeated in Q4 2013 and Q4 2013 included the impact of a net credit of $188 million relating to the change in fair values of contingent consideration liabilities, in particular relating to the acquisition of SARcode. R&D was down 17% and SG&A was down 28% as compared with Q4 2012.

•
Non GAAP diluted earnings per ADS from continuing operations increased 36% to $2.26 (Q4 2012: $1.66) primarily due to the higher Non GAAP operating income and a lower effective tax rate on Non GAAP income of 12% (2012: 17%).

On a US GAAP basis, diluted earnings per ADS from continuing operations increased 666% to $2.80 (Q4 2012: $0.37), primarily due to the higher US GAAP operating income and a lower effective tax rate of 7% (2012: 38%).

•
Cash generation, a Non GAAP measure, increased by 48% to $668 million (Q4 2012: $452 million) due to higher cash receipts from product sales including significant cash receipts from factored European receivables, which more than offset lower royalty receipts and higher operating expenses in the quarter.

Free cash flow, also a Non GAAP measure, increased by 80% to $564 million (Q4 2012: $314 million) due to higher cash generation in addition to lower cash tax and capital expenditure payments in the quarter.

On a US GAAP basis, net cash provided by operating activities was up 64% to $610 million (Q4 2012: $372 million).

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FOURTH QUARTER 2013 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

ADDERALL XR® – for the treatment of ADHD

•
On December 2, 2013 Shire announced that it had entered into a new agreement to supply an authorized generic version of ADDERALL XR. Under the agreement, Sandoz Inc. (“Sandoz”) will market an authorized generic version of ADDERALL XR beginning July 1, 2016.  From the December 1, 2013 effective date of the agreement through the end of the agreement’s five-year term, Sandoz has agreed to exclusively sell the authorized generic version of ADDERALL XR supplied by Shire. Shire will manufacture and supply Sandoz with all dosage strengths of the authorized generic product. Sandoz will distribute the product in the United States and Shire will receive a royalty based on Sandoz’s sales of the product.

Teva Pharmaceutical Industries, Ltd. (“Teva”) commenced commercial shipment of their authorized generic versions of ADDERALL XR in April 2009. Shire has extended its supply agreement with Teva until September 30, 2016.

Pipeline

FIRAZYR – for the treatment of Acute Angiotensin Converting Enzyme Inhibitor-Induced Angioedema (“ACE-I AE”)

•
In the fourth quarter of 2012, following the completion of a small investigator sponsored trial (“IST”), Shire submitted a supplemental Marketing Authorization Application (“MAA”), to the European Medicines Agency seeking approval for FIRAZYR for the treatment of ACE-I AE in Europe. In February 2014, following the review and discussion of the data from this IST with the EU agencies, Shire expects to withdraw its supplemental MAA and to resubmit it with the data from the ongoing Shire sponsored Phase 3 trial which was initiated in the fourth quarter of 2013. This trial will now serve for both EU and US registrations.

LDX – for the treatment of Major Depressive Disorder (“MDD”)

•
On February 6, 2014 Shire announced top-line results from two pivotal Phase 3 investigational studies evaluating the efficacy and safety of LDX versus placebo as an adjunctive treatment for MDD in adults who inadequately responded to antidepressant monotherapy with selective serotonin reuptake inhibitors or serotonin and norepinephrine reuptake inhibitors. LDX did not meet the primary efficacy endpoint versus placebo for either study. The safety profile for LDX in these two studies appears to be generally consistent with the known profile established in studies in adults with ADHD. Based on these clinical trial results, Shire will no longer pursue this clinical development program.

Lifitegrast – for the treatment of Dry Eye disease

•
On December 5, 2013 Shire announced top-line results from OPUS-2, a Phase 3 efficacy and safety study. OPUS-2 compared Lifitegrast to placebo administered twice daily for 84 days (12 weeks) in dry eye patients with history of active artificial tear use within 30 days prior to screening. Lifitegrast met the prespecified co-primary endpoint for the patient-reported symptom of eye dryness (change in Eye Dryness Score from baseline to week 12) (p-value<0.0001). Lifitegrast did not meet the prespecified co-primary endpoint for the sign of inferior corneal staining score (change from baseline to Week 12) using fluorescein staining compared with placebo (p-value=0.6186). Shire intends to investigate the full data from OPUS-2 and is planning further interactions with the US Food and Drug Administration (“FDA”) in the first half of 2014 in order to advance this program.

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LDX – for the treatment of Binge Eating Disorder (“BED”) in Adults

•
On November 5, 2013 Shire announced positive top-line results from two identically designed randomized placebo-controlled Phase 3 studies evaluating the efficacy and safety of LDX versus placebo in adults with BED. In both studies LDX was found to be statistically superior to placebo on the primary efficacy analysis of the change from baseline at weeks 11 to 12 in terms of number of binge days per week. The safety for LDX in these two studies appears to be generally consistent with the known profile established in studies in adults with ADHD. Shire expects to file a Supplemental New Drug Application with the FDA in the third quarter of 2014.

SHP609 – for the treatment of Hunter syndrome with CNS symptoms

•
Shire initiated a pivotal Phase 2/3 trial for SHP609 in the fourth quarter of 2013. SHP609 is in development as an enzyme replacement therapy delivered intrathecally for Hunter syndrome patients with CNS symptoms.

XAGRID® – for the treatment of essential thrombocythaemia in Japan

•
In the fourth quarter of 2013, Shire submitted a Marketing Authorisation to the Ministry of Health, Labour and Welfare (“MHLW”) in Japan, seeking approval for XAGRID in adult essential thrombocythaemia patients treated with cytoreductive therapy who have become intolerant to their current therapy or whose platelet counts have not been reduced to an acceptable level.

VPRIV – for the treatment of Gaucher disease in Japan

•	In the fourth quarter of 2013, Shire submitted a Marketing Authorisation to the MHLW in Japan, seeking approval for VPRIV for the treatment of adult and pediatric patients with Gaucher disease.

OTHER DEVELOPMENTS

VPRIV – manufacturing approval at Lexington, Massachusetts

•	On February 11, 2014 Shire received approval from the FDA to produce VPRIV drug substance at Shire’s manufacturing facility in Lexington, Massachusetts.

Acquisition of ViroPharma Incorporated (“ViroPharma”)

•
On January 24, 2014 Shire acquired all the outstanding shares of ViroPharma for $50 per share in cash, for a total consideration of approximately $4.23 billion. The $50 per share price in the transaction represents a 27% premium to ViroPharma's closing share price of $39.38 on Friday, November 8, 2013, the last trading day prior to the announcement of the acquisition, and a 64% premium to ViroPharma's unaffected share price of $30.47 on September 12, 2013. Shire secured a $2.6 billion fully underwritten short term bank facility, which was reduced to $1.75 billion on December 13, 2013 following the conversion of our $1.1 billion convertible bond. This, in addition to Shire’s cash and cash equivalents ($2.2 billion held at December 31, 2013) and its existing $1.2 billion revolving credit facility is being used to finance the transaction and pay the related fees and expenses. In connection with the completion of the acquisition, on January 24, 2014 ViroPharma commenced a tender offer to repurchase, at the option of each holder, any and all of ViroPharma’s outstanding 2.00% Convertible Senior Notes Due 2017 (the “Convertible Notes”) and notified the holders of their separate right to convert the Convertible Notes at any time until March 10, 2014. The repurchase and payment for conversion of the Convertible Notes forms part of the total consideration.

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Discontinued operations

•
On January 17, 2014 Shire announced that it had sold its DERMAGRAFT business to Organogenesis comprising the key operating assets relating to the development, manufacture and sale of the DERMAGRAFT product. These assets include intellectual property relating to DERMAGRAFT including patents, trademarks and know-how; regulatory filings and registrations relating to DERMAGRAFT; certain manufacturing plant, equipment and materials; DERMAGRAFT product inventory and accounts receivable. These assets had a net book value of $668.5 million at December 31, 2013 before recognizing an impairment of $636.9 million. Shire has generally retained legacy liabilities relating to the DERMAGRAFT business, including the previously announced Department of Justice investigation relating to the sales and marketing practices of Advanced Biohealing, Inc. (now known as Shire Regenerative Medicine, Inc.).

Conversion and redemption of $1.1 billion 2.75 per cent convertible bonds due 2014 (“Bonds”)

•
On November 26, 2013 Shire announced that, in accordance with the terms and conditions of the Bonds, the Company had exercised its option to redeem all outstanding Bonds on December 27, 2013 at par together with interest accrued to that date. As an alternative to the redemption of the Bonds, each Bond holder had the right to exercise conversion rights. On December 16, 2013 Shire announced that an aggregate principal amount of $1,099,050,000 had been voluntarily converted into 33,806,464 Ordinary Shares of the Company and on December 27, 2013 the remaining Bonds in the aggregate principal amount of $950,000 were redeemed. On January 17, 2014 the listing of the Bonds on the Official List of the UK Listing Authority and the admission of the Bonds to trading on the Professional Securities Market of the London Stock Exchange were cancelled.

Share buy-back program

•
On November 11, 2013 following the announcement of the acquisition of ViroPharma, Shire also announced that it was ceasing its share buyback program. The program commenced in October 2012. Since then approximately $300 million has been returned to shareholders, through the purchase of 9,823,536 shares at an average price of £19.46.

BOARD AND COMMITTEE CHANGES

•
Shire announces in a separate press release issued today that Graham Hetherington, Chief Financial Officer (“CFO”), has notified the Board of Directors of his decision to step down. The Board has agreed that Graham will step down from Shire’s Board of Directors on March 1, 2014. Shire’s Senior Vice President and Group Financial Controller, James Bowling, who joined Shire in 2005, will be appointed as interim Shire CFO on Graham’s stepping down. Shire will start immediately a global search for Graham’s successor.

•
On January 23, 2014 Shire announced that Matthew Emmens will retire as Non-Executive Chairman and Susan Kilsby, Chairman of Shire’s Audit, Compliance & Risk Committee will succeed him following the conclusion of Shire’s annual general meeting on April 29, 2014. On becoming Chairman of the Board, Ms Kilsby will step down as Chairman of Shire’s Audit, Compliance & Risk Committee and Dominic Blakemore will become Chairman of that Committee. It was also announced that Ms Kilsby will become a member of Shire’s Nomination Committee with effect from 1 February 2014.

DIVIDEND

In respect of the six months ended December 31, 2013 the Board has resolved to pay an interim dividend of 16.93 US cents per Ordinary Share (2012: 14.60 US cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in US Dollars to holders of ADSs. A dividend of 10.21 pence per Ordinary Share (2012: 9.39 pence) and 50.79 US cents per ADS (2012: 43.80 US cents) will be paid on April 8, 2014 to shareholders on the register as at the close of business on March 7, 2014.

Together with the first interim payment of 3.00 US cents per Ordinary Share (2012: 2.73 US cents per Ordinary Share), this represents total dividends for 2013 of 19.93 US cents per Ordinary Share (2012: 17.33 US cents per Ordinary Share), an increase of 15% in US Dollar terms.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Eric Rojas	erojas@shire.com	+1 781 482 0999
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media
- Jessica Mann	jmann@shire.com	+44 1256 894 280
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836
- Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

Dial in details for the live conference call for investors at 14:00 BST / 09:00 EDT on February 13, 2014:

UK dial in:	0808 237 0030 or 0203 139 4830

US dial in:	1 866 928 7517 or 1 718 873 9077

International Access Numbers:	Click here

Password/Conf ID:	46031093#

Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 BST / 08:00 EDT on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

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OVERVIEW OF FULL YEAR 2013 FINANCIAL RESULTS

1.	Product sales (excluding DERMAGRAFT) from continuing operations

For the year to December 31, 2013 product sales from continuing operations increased by 12% to $4,757.5 million (2012: $4,252.9 million) and represented 96% of total revenues (2012: 94%).

		Year on year growth			US Exit Market Share(2)
Product sales	Sales $M	Sales	Non GAAP CER(1)	US Rx(2)

VYVANSE	1,227.8	+19%	+19%	+6%	17%
ELAPRASE®	545.6	+10%	+11%	n/a(3)	n/a(3)
LIALDA/MEZAVANT	528.9	+32%	+32%	+19%	29%
REPLAGAL®	467.9	-6%	-4%	n/a(4)	n/a(4)
ADDERALL XR	375.4	-12%	-12%	-9%	5%
VPRIV	342.7	+12%	+12%	n/a(3)	n/a(3)
INTUNIV	334.9	+16%	+16%	+9%	5%
PENTASA®	280.6	+6%	+6%	-1%	14%
FIRAZYR	234.8	+102%	+101%	n/a(3)	n/a(3)
OTHER(5)	418.9	-1%	-1%	n/a	n/a
Total	4,757.5	+12%	+12%

(1)	On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.
(2)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average US market share in the month ended December 31, 2013.
(3)	IMS NPA Data not available.
(4)	Not sold in the US in 2013.
(5)	Other does not include product sales from DERMAGRAFT.

VYVANSE – ADHD

VYVANSE product sales grew strongly (+19%) in 2013 primarily as a result of price increases as well as higher prescription demand, due to growth in the US ADHD market (+6%) and VYVANSE’s share of that market.

ELAPRASE – Hunter syndrome

Reported ELAPRASE sales growth (+10%) was driven by an increase in the number of patients on therapy. The increase in ELAPRASE sales between Q3 and Q4 of 2013 was partly driven by the timing of certain large orders from markets which order less frequently.

LIALDA/MEZAVANT – Ulcerative Colitis

The growth in product sales for LIALDA/MEZAVANT (+32%) in 2013 was primarily driven by higher market share in the US, the effects of which were partially offset by higher sales deductions in 2013 as compared to 2012.

REPLAGAL – Fabry disease

REPLAGAL sales were down 6% compared to 2012  (down  4% on a CER basis) as sales in 2013 were impacted by foreign exchange, pricing pressure (primarily in Europe) and slightly lower volumes due to the return of competition to the Fabry market. The impact of competition started to normalize in Q4 2013 as REPLAGAL sales grew between Q3 and Q4 2013, also reflecting ordering patterns from markets which order less frequently, stronger volumes in core established markets and the decision by a government in Europe to exempt REPLAGAL from mandatory price cuts, which resulted in the release of the related sales provision.

ADDERALL XR – ADHD

ADDERALL XR product sales decreased 12% in 2013 as a result of higher sales deductions, partially offset by the effect of higher stocking in 2013 compared to 2012.

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VPRIV – Gaucher disease

Reported VPRIV sales growth of 12% was driven by an increase in the number of patients on therapy.

INTUNIV – ADHD

INTUNIV product sales were up 16% compared to 2012, driven by growth in US prescription demand (up 9% compared to 2012), together with price increases. These positive factors were partially offset by higher sales deductions in 2013 compared to 2012.

PENTASA – Ulcerative Colitis

PENTASA product sales were up 6% as the benefit of price increases was partially offset by higher sales deductions in 2013 as compared to 2012.

FIRAZYR – Hereditary Angioedema

FIRAZYR sales growth (+102% compared to 2012) was primarily driven by the US market, where we continue to see both good growth in new patients and increased levels of repeat usage by existing patients.

2.	Royalties

Product	Royalties to Shire $M	Year on year growth	CER
FOSRENOL®	48.1	-10%	-10%
3TC® and ZEFFIX®	46.7	-49%	-49%
ADDERALL XR	27.6	-61%	-61%
Other	31.3	+19%	+19%
Total	153.7	-36%	-36%

Royalties from ADDERALL XR in 2013 were significantly impacted by the lower royalty rate payable on sales of authorized generic ADDERALL XR by Impax, following the launch of a new generic version of ADDERALL XR in late Q2 2012, as well as by Impax’s lower market share in 2013 versus 2012.

Royalties from 3TC and ZEFFIX in 2013 were lower as 2012 included one-time royalty income of $38 million in respect of prior periods due to resolution of a disagreement with GlaxoSmithKline and ViiV Healthcare.

3.	Financial details

Cost of product sales from continuing operations

	2013	% of product sales	2012	% of product sales
	$M		$M
Cost of product sales (US GAAP)	670.8	14%	585.8	14%
Depreciation	(37.5)		(29.0)
Cost of product sales (Non GAAP)	633.3	13%	556.8	13%

Cost of product sales as a percentage of product sales remained broadly constant in 2013 as compared to 2012.

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R&D from continuing operations

	2013	% of product sales	2012	% of product sales
	$M		$M
R&D (US GAAP)	933.4	20%	953.0	22%
Impairment of intangible assets	(19.9)		(71.2)
Payment in respect of in-licensed and acquired products	-		(23.0)
Depreciation	(23.3)		(22.5)
R&D (Non GAAP)	890.2	19%	836.3	20%

Non GAAP R&D increased by $53.9 million, or 6%, due to our continuing investment in a number of targeted R&D programs, particularly new uses for LDX and other recently acquired assets including, SHP602 (for Iron Overload), SHP606 (Lifitegrast), SHP607 (for the prevention of Retinopathy of Prematurity) and SHP608 (for the treatment of Dystrophic Epidermolysis Bullosa).

US GAAP R&D decreased by $19.6 million, or 2% as 2012 included higher impairment charges relating to in-process R&D (“IPR&D”) intangible assets as compared to 2013, in addition to the effect of up-front payments for in-licensed and acquired products made in 2012.

SG&A from continuing operations

	2013	% of product sales	2012	% of product sales
	$M		$M
SG&A (US GAAP)	1,651.3	35%	1,948.0	46%
Intangible asset amortization	(152.0)		(153.6)
Impairment of intangible assets	-		(126.7)
Legal and litigation costs	(9.0)		(94.1)
Depreciation	(66.8)		(57.5)
SG&A (Non GAAP)	1,423.5	30%	1,516.1	36%

Non GAAP SG&A decreased by $92.6 million, or 6%, due to our continuing focus on simplifying our business and delivering efficient growth.

US GAAP SG&A decreased by $296.7 million, or 15%, a higher rate of decrease than on a Non GAAP basis, as 2012 included the impact of impairment charges and higher legal and litigation costs as compared to 2013.

Reorganization costs from continuing operations

For the year to December 31, 2013 Shire recorded reorganization costs of $88.2 million (2012: $nil) comprising costs relating to the One Shire reorganization ($64.6 million), which included involuntary termination benefits, contract termination costs and other reorganization costs (of which approximately $42 million were paid in cash during 2013) as we transition to a new operating structure, and the cost of closing Shire’s facility at Turnhout, Belgium ($23.6 million).

Integration and acquisition costs from continuing operations

For the year to December 31, 2013 Shire recorded a net credit of $134.1 million in integration and acquisition costs (2012: $13.5 million charge). This comprised a credit of $159.1 million (2012: $9.2 million charge) relating to the change in fair values of contingent consideration liabilities, in particular relating to the acquisition of SARcode, partially offset by $25.0 million of acquisition and integration costs, primarily for the acquisition of ViroPharma and integration of SARcode and Lotus Tissue Repair, Inc. (“Lotus”). In 2012 integration and acquisition costs of $4.3 million primarily related to the acquisition of FerroKin Biosciences Inc. (“FerroKin”).

11

Interest expense from continuing operations

For the year to December 31, 2013 Shire incurred interest expense of $38.1 million (2012: $38.2 million). Interest expense principally related to the coupon and amortization of issue costs on the Bonds which were fully redeemed or converted in the year, and to a lesser extent costs incurred on facilities related to the purchase of ViroPharma.

Taxation from continuing operations

The effective tax rate on Non GAAP income in 2013 was 19% (2012: 19%) and the effective tax rate on US GAAP income from continuing operations was 16% (2012: 20%).

The effective tax rate on US GAAP income from continuing operations is lower than 2012 primarily due to the impact of changes in the fair values of contingent consideration liabilities which have no tax impact and impairment charges in 2012 which had no tax benefit and were not repeated in 2013.

Discontinued operations

The loss from discontinued operations for the year to December 31, 2013 was $754.5 million net of tax (2012: $60.3 million), which included impairment charges in respect of the assets held for sale ($636.9 million), goodwill impairment charges ($191.8 million), net losses on the discontinued DERMAGRAFT business ($252.2 million including reorganization costs) and related taxes (credit) of $326.4 million.

Excluding the net loss from discontinued operations, Shire has recorded US GAAP net income from continuing operations of $1,419.6 million for the year (2012: $805.7 million).

12

FINANCIAL INFORMATION

13

Unaudited US GAAP financial position as of December 31, 2013
Consolidated Balance Sheets
	December 31,	December 31,
	2013	2012
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	2,239.4	1,482.2
Restricted cash	22.2	17.1
Accounts receivable, net	961.2	824.2
Inventories	455.3	436.9
Assets held for sale	31.6	-
Deferred tax asset	315.6	229.9
Prepaid expenses and other current assets	263.0	221.8

Total current assets	4,288.3	3,212.1

Non-current assets:
Investments	31.8	38.7
Property, plant and equipment ("PP&E"), net	891.8	955.8
Goodwill	624.6	644.5
Other intangible assets, net	2,312.6	2,388.1
Deferred tax asset	141.1	46.5
Other non-current assets	32.8	31.5

Total assets	8,323.0	7,317.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,688.4	1,501.5
Other current liabilities	119.5	144.1

Total current liabilities	1,807.9	1,645.6

Non-current liabilities:
Convertible bonds	-	1,100.0
Deferred tax liability	560.6	520.8
Other non-current liabilities	588.5	241.6

Total liabilities	2,957.0	3,508.0

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 597.5 million shares issued and outstanding (2012: 1,000 million shares authorized; and 562.5 million shares issued and outstanding)	58.6	55.7
Additional paid-in capital	4,186.3	2,981.5
Treasury stock: 13.4 million shares (2012: 10.7 million)	(450.6)	(310.4)
Accumulated other comprehensive income	110.2	86.9
Retained earnings	1,461.5	995.5

Total equity	5,366.0	3,809.2

Total liabilities and equity	8,323.0	7,317.2

14

Unaudited US GAAP results for the three months and year to December 31, 2013
Consolidated Statements of Income

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M
Revenues:
Product sales	1,280.4	1,078.7	4,757.5	4,252.9
Royalties	41.3	87.2	153.7	241.6
Other revenues	4.3	16.4	23.1	32.9
Total revenues	1,326.0	1,182.3	4,934.3	4,527.4

Costs and expenses:
Cost of product sales	178.6	150.0	670.8	585.8
R&D(1)	230.1	278.9	933.4	953.0
SG&A(1)	453.3	625.3	1,651.3	1,948.0
Goodwill impairment charge	-	-	7.1	-
Gain on sale of product rights	(1.3)	(1.6)	(15.9)	(18.1)
Reorganization costs	41.0	-	88.2	-
Integration and acquisition costs	(174.0)	7.4	(134.1)	13.5
Total operating expenses	727.7	1,060.0	3,200.8	3,482.2

Operating income from continuing operations	598.3	122.3	1,733.5	1,045.2

Interest income	0.5	0.7	2.1	3.0
Interest expense	(10.6)	(9.2)	(38.1)	(38.2)
Other expense, net	(2.3)	(5.8)	(3.9)	(2.2)
Total other expense, net	(12.4)	(14.3)	(39.9)	(37.4)

Income from continuing operations before income taxes and equity in earnings of equity method investees	585.9	108.0	1,693.6	1,007.8
Income taxes	(42.6)	(40.5)	(277.9)	(203.1)
Equity in earnings of equity method investees, net of taxes	3.3	0.5	3.9	1.0
Income from continuing operations, net of tax	546.6	68.0	1,419.6	805.7
Loss from discontinued operations, net of taxes	(482.6)	(26.0)	(754.5)	(60.3)
Net income	64.0	42.0	665.1	745.4

(1)
R&D includes intangible asset impairment charges of  $nil for the three months to December 31, 2013 (2012: $44.2 million) and $19.9 million for the year to December 31, 2013 (2012: $71.2 million). SG&A costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $45.5 million for the three months to December 31, 2013 (2012: $163.9 million) and $152.0 million for the year to December 31, 2013 (2012: $280.3 million).

15

Unaudited US GAAP results for the three months and year to December 31, 2013
Consolidated Statements of Income (continued)

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
Earnings per Ordinary Share – basic
Earnings from continuing operations	98.0c	12.2c	257.2c	145.1c
Loss from discontinued operations	(86.5c)	(4.7c)	(136.7c)	(10.9c)

Earnings per Ordinary Share – basic	11.5c	7.5c	120.5c	134.2c

Earnings per ADS – basic	34.5c	22.5c	361.5c	402.6c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	93.4c	12.2c	245.3c	141.0c
Loss from discontinued operations	(81.7c)	(4.7c)	(127.8c)	(10.1c)

Earnings per Ordinary Share – diluted	11.7c	7.5c	117.5c	130.9c

Earnings per ADS – diluted	35.1c	22.5c	352.5c	392.7c

Weighted average number of shares:
	Millions	Millions	Millions	Millions

Basic	558.0	555.2	552.0	555.4
Diluted	590.6	558.5	590.3	593.5

16

Unaudited US GAAP results for the three months and year to December 31, 2013
Consolidated Statements of Cash Flows

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	64.0	42.0	665.1	745.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.1	77.1	324.4	308.6
Share based compensation	22.2	22.1	77.4	87.1
Change in fair value of contingent consideration	(187.5)	5.9	(159.1)	9.2
Impairment of intangible assets	-	170.9	19.9	197.9
Goodwill impairment charge	-	-	198.9	-
Impairment of assets held for sale	636.9	-	636.9	-
Write down of assets	50.4	0.7	58.2	0.9
Gain on sale of product rights	(1.4)	(1.6)	(15.9)	(18.1)
Other, net	11.7	5.8	8.1	7.4
Movement in deferred taxes	(366.0)	(27.9)	(349.9)	(58.3)
Equity in earnings of equity method investees	(3.1)	(0.5)	(3.7)	(1.0)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	66.9	45.2	(148.3)	22.2
Increase in sales deduction accrual	68.8	6.6	177.5	42.7
Decrease/(increase) in inventory	3.3	(6.3)	(36.6)	(88.2)
Decrease/(increase) in prepayments and other assets	12.7	(32.3)	(60.9)	(14.5)
Increase in accounts payable and other liabilities	135.3	64.0	67.9	136.7
Returns on investment from joint venture	-	-	3.1	4.9
Net cash provided by operating activities(A)	610.3	371.7	1,463.0	1,382.9

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(5.7)	1.8	(5.3)	3.5
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	-	(227.8)	(97.0)
Purchases of non-current investments	(0.8)	(5.9)	(10.6)	(18.0)
Purchases of PP&E	(46.7)	(58.0)	(157.0)	(149.6)
Purchases of intangible assets	-	-	-	(43.5)
Proceeds from disposal of non-current investments	3.5	2.6	12.1	7.2
Proceeds received on sale of product rights	4.2	4.1	19.2	17.8
Returns of investments	5.4	-	5.4	-
Other, net	-	-	3.1	8.6
Net cash used in investing activities(B)	(40.1)	(55.4)	(360.9)	(271.0)

17

Unaudited US GAAP results for the three months and year to December 31, 2013
Consolidated Statements of Cash Flows (continued)

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments to acquire shares under the share buy-back program	(3.1)	(106.5)	(193.8)	(106.5)
Payment of dividend	(17.2)	(15.6)	(96.4)	(86.3)
Payments to acquire shares by the Employee Benefit Trust ("EBT")	-	(48.4)	(50.0)	(99.3)
Facility arrangement fee	(13.9)	-	(13.9)	-
Excess tax benefit associated with exercise of stock options	3.9	2.1	13.4	40.7
Proceeds from exercise of options	16.9	15.6	17.2	16.2
Contingent consideration payments	(2.8)	(2.9)	(14.1)	(5.8)
Other, net	(0.9)	-	(7.0)	(3.3)
Net cash used in financing activities(C)	(17.1)	(155.7)	(344.6)	(244.3)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	0.2	(0.3)	(0.3)	(5.4)

Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	553.3	160.3	757.2	862.2
Cash and cash equivalents at beginning of period	1,686.1	1,321.9	1,482.2	620.0
Cash and cash equivalents at end of period	2,239.4	1,482.2	2,239.4	1,482.2

18

Unaudited US GAAP results for the three months and year to December 31, 2013
Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M

Income from continuing operations	546.6	68.0	1,419.6	805.7

Loss from discontinued operation	(482.6)	(26.0)	(754.5)	(60.3)

Numerator for basic EPS	64.0	42.0	665.1	745.4
Interest on convertible bonds, net of tax	5.4	-	28.3	31.3

Numerator for diluted EPS	69.4	42.0	693.4	776.7

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	558.0	555.2	552.0	555.4
Effect of dilutive shares:
Share based awards to employees(2)	4.9	3.3	4.8	4.6
The Bonds(3)	27.7	-	33.5	33.5

Diluted	590.6	558.5	590.3	593.5

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)
As of December 31, 2013 Bond Holders had voluntarily converted $1,099,050,000 aggregate principal amount of the Bonds into fully paid 33,806,464 Ordinary Shares. The remaining outstanding Bonds in an aggregate principal amount of $950,000 were redeemed on December 27, 2013. Shire has calculated the impact of the Bonds on diluted EPS from the beginning of the period to the actual date of Bonds conversion using the “if-converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	0.5	6.7	0.5	5.2
The Bonds(2)	-	33.5	-	-

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

(2)
For the three month period ended December 31, 2012 the ordinary shares underlying the Bonds have not been included in the calculation of the diluted weighted average number of shares, as the effect of their inclusion would be anti-dilutive.

19

Unaudited US GAAP results for the year to December 31, 2013
Selected Notes to the Financial Statements

(2)  Analysis of revenues

Year to December 31,	2013	2012	2013	2013
			%	% of total
	$M	$M	change	revenue
Net product sales:

VYVANSE	1,227.8	1,029.8	19%	25%

ELAPRASE	545.6	497.6	10%	11%

LIALDA/MEZAVANT	528.9	399.9	32%	11%

REPLAGAL	467.9	497.5	-6%	9%

ADDERALL XR	375.4	429.0	-12%	8%

VPRIV	342.7	306.6	12%	7%

INTUNIV	334.9	287.8	16%	7%

PENTASA	280.6	265.8	6%	6%

FIRAZYR	234.8	116.3	102%	5%

FOSRENOL	183.4	172.0	7%	4%

XAGRID	99.4	97.2	2%	1%

Other product sales	136.1	153.4	-11%	2%

Total product sales	4,757.5	4,252.9	12%	96%

Royalties:

FOSRENOL	48.1	53.3	-10%	1%

3TC and ZEFFIX	46.7	91.6	-49%	1%

ADDERALL XR	27.6	70.3	-61%	<1%

Other	31.3	26.4	19%	1%

Total royalties	153.7	241.6	-36%	3%

Other revenues	23.1	32.9	-30%	<1%

Total revenues	4,934.3	4,527.4	9%	100%

20

Unaudited US GAAP results for the three months to December 31, 2013
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to December 31,	2013	2012	2013	2013
			%	% of total
	$M	$M	change	revenue
Net product sales:

VYVANSE	329.9	256.5	29%	25%

ELAPRASE	153.0	139.3	10%	12%

LIALDA/MEZAVANT	149.0	111.4	34%	11%

REPLAGAL	131.3	118.2	11%	10%

ADDERALL XR	81.9	81.5	0%	6%

VPRIV	90.8	77.3	17%	7%

INTUNIV	86.0	81.2	6%	6%

PENTASA	65.4	69.1	-5%	5%

FIRAZYR	81.0	34.6	134%	6%

FOSRENOL	47.1	45.2	4%	4%

XAGRID	25.3	26.5	-5%	2%

Other product sales	39.7	37.9	5%	3%

Total product sales	1,280.4	1,078.7	19%	97%

Royalties:

FOSRENOL	14.5	16.3	-11%	1%

3TC and ZEFFIX	12.8	56.8	-77%	1%

ADDERALL XR	8.4	8.1	4%	<1%

Other	5.6	6.0	-7%	<1%

Total royalties	41.3	87.2	-53%	3%

Other revenues	4.3	16.4	-74%	<1%

Total revenues	1,326.0	1,182.3	12%	100%

21

Unaudited results for the year to December 31, 2013
Non GAAP reconciliation

Year to December 31, 2013	US GAAP	Adjustments					Non GAAP	Memo Non GAAP including DERMAGRAFT operations
								DERMAGRAFT operations	Total
		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Product sales	4,757.5	-	-	-	-	-	4,757.5	89.8	4,847.3
Royalties	153.7	-	-	-	-	-	153.7	-	153.7
Other revenues	23.1	-	-	-	-	-	23.1	-	23.1
Total revenues	4,934.3	-	-	-	-	-	4,934.3	89.8	5,024.1

Costs and expenses:
Cost of product sales	670.8	-	-	-	-	(37.5)	633.3	51.2	684.5
R&D	933.4	(19.9)	-	-	-	(23.3)	890.2	12.7	902.9
SG&A	1,651.3	(152.0)	-	-	(9.0)	(66.8)	1,423.5	124.7	1,548.2
Goodwill impairment charge	7.1	(7.1)	-	-	-	-	-	-	-
Gain on sale of product rights	(15.9)	-	-	15.9	-	-	-	-	-
Reorganization costs	88.2	-	-	(88.2)	-	-	-	-	-
Integration and acquisition costs	(134.1)	-	134.1	-	-	-	-	-	-
Depreciation	-	-	-	-	-	127.6	127.6	5.6	133.2
Total operating expenses	3,200.8	(179.0)	134.1	(72.3)	(9.0)	-	3,074.6	194.2	3,268.8

Operating income	1,733.5	179.0	(134.1)	72.3	9.0	-	1,859.7	(104.4)	1,755.3
Interest income	2.1	-	-	-	-	-	2.1	-	2.1
Interest expense	(38.1)	-	-	-	-	-	(38.1)	0.6	(37.5)
Other expense, net	(3.9)	-	-	-	-	-	(3.9)	3.7	(0.2)
Total other expense, net	(39.9)	-	-	-	-	-	(39.9)	4.3	(35.6)
Income from continuing operations before income taxes and equity in earnings of equity method investees	1,693.6	179.0	(134.1)	72.3	9.0	-	1,819.8	(100.1)	1,719.7
Income taxes	(277.9)	(42.8)	(4.3)	(17.2)	(3.3)	-	(345.5)	41.7	(303.8)
Equity in earnings of equity method investees, net of tax	3.9	-	-	-	-	-	3.9	-	3.9
Income from continuing operations	1,419.6	136.2	(138.4)	55.1	5.7	-	1,478.2	(58.4)	1,419.8
Loss from discontinued operations, net of tax	(754.5)	-	-	754.5	-	-	-	-	-
Net income	665.1	136.2	(138.4)	809.6	5.7	-	1,478.2	(58.4)	1,419.8
Impact of convertible debt, net of tax	28.3	-	-	-	-	-	28.3	-	28.3
Numerator for diluted EPS	693.4	136.2	(138.4)	809.6	5.7	-	1,506.5	(58.4)	1,448.1
Weighted average number of shares (millions) – diluted	590.3	-	-	-	-	-	590.3	-	590.3
Diluted earnings per ADS	352.5c	69.2c	(70.3c)	411.3c	2.9c	-	765.6c	(29.7c)	735.9c

Diluted earnings per ADS from continuing operations	735.9c	69.2c	(70.3c)	27.9c	2.9c	-	765.6c	(29.7c)	735.9c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets acquired with Movetis ($19.9 million), impairment of goodwill relating to Shire’s Regenerative Medicine Business relating to the continuing operations ($7.1 million), amortization of intangible assets relating to intellectual property rights acquired ($152.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Costs primarily associated with acquisition of ViroPharma, SARcode and Lotus ($25.0 million), net credit related to the change in fair values of contingent consideration liabilities ($159.1 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to higher fair value ($15.9 million), costs relating to the One Shire reorganization announced at Q1 2013 ($64.6 million) and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($23.6 million), tax effect of adjustments and loss from discontinued operations, net of tax ($754.5 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($9.0 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $127.6 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

22

Unaudited results for the year to December 31, 2012
Non GAAP reconciliation

Year to December 31, 2012	US GAAP	Adjustments					Non GAAP	Memo Non GAAP including DERMAGRAFT operations
								DERMAGRAFT operations	Total
		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Product sales	4,252.9	-	-	-	-	-	4,252.9	153.8	4,406.7
Royalties	241.6	-	-	-	-	-	241.6	-	241.6
Other revenues	32.9	-	-	-	-	-	32.9	-	32.9
Total revenues	4,527.4	-	-	-	-	-	4,527.4	153.8	4,681.2

Costs and expenses:
Cost of product sales	585.8	-	-	-	-	(29.0)	556.8	57.1	613.9
R&D	953.0	(71.2)	(23.0)	-	-	(22.5)	836.3	12.5	848.8
SG&A	1,948.0	(280.3)	-	-	(94.1)	(57.5)	1,516.1	114.7	1,630.8
Gain on sale of product rights	(18.1)	-	-	18.1	-	-	-	-	-
Integration and acquisition costs	13.5	-	(13.5)	-	-	-	-	-	-
Depreciation	-	-	-	-	-	109.0	109.0	4.8	113.8
Total operating expenses	3,482.2	(351.5)	(36.5)	18.1	(94.1)	-	3,018.2	189.1	3,207.3
Operating income	1,045.2	351.5	36.5	(18.1)	94.1	-	1,509.2	(35.3)	1,473.9

Interest income	3.0	-	-	-	-	-	3.0	0.1	3.1
Interest expense	(38.2)	-	-	-	-	-	(38.2)	-	(38.2)
Other (expense)/income, net	(2.2)	4.0	-	-	-	-	1.8	(0.5)	1.3
Total other expense, net	(37.4)	4.0	-	-	-	-	(33.4)	(0.4)	(33.8)
Income from continuing operations before income taxes and equity in earnings of equity method investees	1,007.8	355.5	36.5	(18.1)	94.1	-	1,475.8	(35.7)	1,440.1
Income taxes	(203.1)	(45.0)	(5.7)	-	(25.3)	-	(279.1)	14.4	(264.7)
Equity in earnings of equity method investees, net of tax	1.0	-	-	-	-	-	1.0	-	1.0
Income from continuing operations	805.7	310.5	30.8	(18.1)	68.8	-	1,197.7	(21.3)	1,176.4
Loss from discontinued operations, net of tax	(60.3)	-	-	60.3	-	-	-	-	-
Net income	745.4	310.5	30.8	42.2	68.8	-	1,197.7	(21.3)	1,176.4
Impact of convertible debt, net of tax	31.3	-	-	-	-	-	31.3	-	31.3
Numerator for diluted EPS	776.7	310.5	30.8	42.2	68.8	-	1,229.0	(21.3)	1,207.7
Weighted average number of shares (millions) – diluted	593.5	-	-	-	-	-	593.5	-	593.5
Diluted earnings per ADS	392.7c	156.7c	15.5c	21.3c	34.8c	-	621.0c	(10.8c)	610.5c

Diluted earnings per ADS from continuing operations	423.0c	156.7c	15.5c	(9.0c)	34.8c	-	621.0c	(10.8c)	610.5c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets for RESOLOR in the EU ($71.2 million), impairment charges of intellectual property rights acquired for RESOLOR in the EU ($126.7 million), amortization of intangible assets relating to intellectual property rights acquired ($153.6 million), impairment of available for sale securities ($4.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Up-front payments made to Sangamo Biosciences Inc. and for the acquisition of the US rights to prucalopride (marketed in certain countries in Europe as RESOLOR) ($23.0 million), costs primarily associated with the acquisition of FerroKin ($4.3 million), charges related to the change in fair values of contingent consideration liabilities ($9.2 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($18.1 million), tax effect of adjustments and loss from discontinued operations, net of tax ($60.3 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($94.1 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $109.0 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

23

Unaudited results for the three months to December 31, 2013
Non GAAP reconciliation

3 months to December 31, 2013	US GAAP	Adjustments					Non GAAP	Memo Non GAAP including DERMAGRAFT operations
								DERMAGRAFT operations	Total
		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Product sales	1,280.4	-	-	-	-	-	1,280.4	25.1	1,305.5
Royalties	41.3	-	-	-	-	-	41.3	-	41.3
Other revenues	4.3	-	-	-	-	-	4.3	-	4.3
Total revenues	1,326.0	-	-	-	-	-	1,326.0	25.1	1,351.1

Costs and expenses:
Cost of product sales	178.6	-	-	-	-	(11.0)	167.6	17.0	184.6
R&D	230.1	-	-	-	-	(8.1)	222.0	2.6	224.6
SG&A	453.3	(45.5)	-	-	(0.9)	(19.2)	387.7	26.5	414.2
Gain on sale of product rights	(1.3)	-	-	1.3	-	-	-	-	-
Reorganization costs	41.0	-	-	(41.0)	-	-	-	-	-
Integration and acquisition costs	(174.0)	-	174.0	-	-	-	-	-	-
Depreciation	-	-	-	-	-	38.3	38.3	1.6	39.9
Total operating expenses	727.7	(45.5)	174.0	(39.7)	(0.9)	-	815.6	47.7	863.3
Operating income	598.3	45.5	(174.0)	39.7	0.9	-	510.4	(22.6)	487.8

Interest income	0.5	-	-	-	-	-	0.5	-	0.5
Interest expense	(10.6)	-	-	-	-	-	(10.6)	0.1	(10.5)
Other (expense)/income, net	(2.3)	-	-	-	-	-	(2.3)	4.0	1.7
Total other expense, net	(12.4)	-	-	-	-	-	(12.4)	4.1	(8.3)
Income from continuing operations before income taxes and equity in earnings of equity method investees	585.9	45.5	(174.0)	39.7	0.9	-	498.0	(18.5)	479.5
Income taxes	(42.6)	(10.4)	(1.2)	(7.8)	(0.2)	-	(62.2)	8.2	(54.0)
Equity in earnings of equity method investees, net of tax	3.3	-	-	-	-	-	3.3	-	3.3
Income from continuing operations	546.6	35.1	(175.2)	31.9	0.7	-	439.1	(10.3)	428.8
Loss from discontinued operations, net of tax	(482.6)	-	-	482.6	-	-	-	-	-
Net income	64.0	35.1	(175.2)	514.5	0.7	-	439.1	(10.3)	428.8
Impact of convertible debt, net of tax	5.4	-	-	-	-	-	5.4	-	5.4
Numerator for diluted EPS	69.4	35.1	(175.2)	514.5	0.7	-	444.5	(10.3)	434.2
Weighted average number of shares (millions) – diluted	590.6	-	-	-	-	-	590.6	-	590.6
Diluted earnings per ADS	35.1c	17.9c	(88.9c)	261.5c	0.3c	-	225.9c	(5.4c)	220.5c

Diluted earnings per ADS from continuing operations	280.2c	17.9c	(88.9c)	16.4c	0.3c	-	225.9c	(5.4c)	220.5c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($45.4 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Costs primarily associated with the acquisition of ViroPharma and integration of SARcode ($13.5 million), net credit related to the change in fair values of contingent consideration liabilities ($187.5 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to higher fair value ($1.3 million), costs relating to the One Shire reorganization announced at Q1 2013 ($38.4 million) and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($2.6 million), tax effect of adjustments and loss from discontinued operations, net of tax ($482.6 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($0.9 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $38.3 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the three months to December 31, 2012
Non GAAP reconciliation

3 months to December 31, 2012	US GAAP	Adjustments					Non GAAP	Memo Non GAAP including DERMAGRAFT operations
								DERMAGRAFT operations	Total
		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Product sales	1,078.7	-	-	-	-	-	1,078.7	18.9	1,097.6
Royalties	87.2	-	-	-	-	-	87.2	-	87.2
Other revenues	16.4	-	-	-	-	-	16.4	-	16.4
Total revenues	1,182.3	-	-	-	-	-	1,182.3	18.9	1,201.2

Costs and expenses:
Cost of product sales	150.0	-	-	-	-	(7.3)	142.7	16.0	158.7
R&D	278.9	(44.2)	-	-	-	(4.2)	230.5	3.0	233.5
SG&A	625.3	(163.9)	-	-	(59.5)	(17.0)	384.9	26.8	411.7
Gain on sale of product rights	(1.6)	-	-	1.6	-	-	-	-	-
Integration and acquisition costs	7.4	-	(7.4)	-	-	-	-	-	-
Depreciation	-	-	-	-	-	28.5	28.5	1.1	29.6
Total operating expenses	1,060.0	(208.1)	(7.4)	1.6	(59.5)	-	786.6	46.9	833.5
Operating income	122.3	208.1	7.4	(1.6)	59.5	-	395.7	(28.0)	367.7

Interest income	0.7	-	-	-	-	-	0.7	0.1	0.8
Interest expense	(9.2)	-	-	-	-	-	(9.2)	-	(9.2)
Other expense, net	(5.8)	4.0	-	-	-	-	(1.8)	(0.5)	(2.3)
Total other expense, net	(14.3)	4.0	-	-	-	-	(10.3)	(0.4)	(10.7)
Income from continuing operations before income taxes and equity in earnings of equity method investees	108.0	212.1	7.4	(1.6)	59.5	-	385.4	(28.4)	357.0
Income taxes	(40.5)	(13.9)	1.0	-	(12.9)	-	(66.3)	12.8	(53.5)
Equity in earnings of equity method investees, net of tax	0.5	-	-	-	-	-	0.5	-	0.5
Income from continuing operations	68.0	198.2	8.4	(1.6)	46.6	-	319.6	(15.6)	304.0
Loss from discontinued operations, net of tax	(26.0)	-	-	26.0	-	-	-	-	-
Net income	42.0	198.2	8.4	24.4	46.6	-	319.6	(15.6)	304.0
Impact of convertible debt, net of tax(1)	-	7.6	-	-	-	-	7.6	-	7.6
Numerator for diluted EPS	42.0	205.8	8.4	24.4	46.6	-	327.2	(15.6)	311.6
Weighted average number of shares (millions) – diluted(1)	558.5	33.5	-	-	-	-	592.0	-	592.0
Diluted earnings per ADS	22.5c	102.2c	4.3c	12.6c	24.0c	-	165.6c	(7.8c)	157.8c

Diluted earnings per ADS from continuing operations	36.6c	102.2c	4.3c	(1.5c)	24.0c	-	165.6c	(7.8c)	157.8c

(1)	The impact of convertible debt, net of tax has a dilutive effect on Non GAAP basis.

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets for RESOLOR ($44.2 million), impairment charges of intellectual property rights acquired for RESOLOR in the EU ($126.7 million), amortization of intangible assets relating to intellectual property rights acquired ($37.2 million), impairment of available for sale securities ($4.0 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Costs primarily associated with the acquisition of FerroKin ($1.5 million), charges related to the change in fair values of contingent consideration liabilities ($5.9 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($1.6 million), tax effect of adjustments and loss from discontinued operations, net of tax ($26.0 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($59.5 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $28.5 million included in Cost of product sales, R&D and SG&A `for US GAAP separately disclosed for the presentation of Non GAAP earnings.

25

Unaudited results for the three months and year to December 31, 2013
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M
Net cash provided by operating activities	610.3	371.7	1,463.0	1,382.9
Tax and interest payments, net	57.4	79.9	318.0	230.8
Up-front payments in respect of in-licensed and acquired products	-	-	-	23.0
Non GAAP cash generation	667.7	451.6	1,781.0	1,636.7

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to December 31,		Year to December 31,
	2013	2012	2013	2012
	$M	$M	$M	$M
Net cash provided by operating activities	610.3	371.7	1,463.0	1,382.9
Up-front payments in respect of in-licensed and acquired products	-	-	-	23.0
Capital expenditure	(46.7)	(58.0)	(157.0)	(149.6)
Non GAAP free cash flow	563.6	313.7	1,306.0	1,256.3

Non GAAP net cash/(debt) comprises:

	December 31,	December 31,
	2013	2012
	$M	$M
Cash and cash equivalents	2,239.4	1,482.2

Convertible bonds	-	(1,100.0)
Other debt	(8.9)	(9.3)
Non GAAP net cash	2,230.5	372.9

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

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FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this release that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its Rare Diseases products and is reliant on third party contractors to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time.

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/expense; Non GAAP cash generation; Non GAAP free cash flow and Non GAAP net cash/(debt). These Non GAAP measures exclude the effect of certain cash and non-cash items, that Shire's management believes are not related to the core performance of Shire’s business.

27

This press release also reports Non GAAP Memo financial information – including DERMAGRAFT operations. Subsequent to December 31, 2013 Shire entered into an agreement to sell its DERMAGRAFT assets to Organogenesis. As a result, Shire’s financial information prepared on the basis of US GAAP presents DERMAGRAFT operations as discontinued. Shire’s management believes that the Non GAAP Memo financial information is useful to investors since it provides an understanding of what Shire’s performance would have been had DERMAGRAFT not been disposed of, allowing investors to compare that performance against guidance previously issued by Shire to investors.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2013 and 2012, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and reorganization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2013 and 2012 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22 to 26.

Growth at CER, which is a Non GAAP measure, is computed by restating 2013 results using average 2012 foreign exchange rates for the relevant period.

28

Average exchange rates for the year to December 31, 2013 were $1.56:£1.00 and $1.33:€1.00 (2012: $1.59:£1.00 and $1.29:€1.00). Average exchange rates for Q4 2013 were $1.62:£1.00 and $1.36:€1.00 (2012: $1.61:£1.00 and $1.29:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, PENTASA® which is a registered trade mark of FERRING B.V., LIALDA® and MEZAVANT® which are trade marks of Nogra Pharma Limited, DAYTRANA® which is a trade mark of Noven Therapeutics, LLC., and DERMAGRAFT® which is a trade mark of Organogenesis. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s most recent Annual Report on Form 10-K for the years ended December 31, 2013 and 2012 and the Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2013.

29